March 22, 2022

DoubleLine ETF Trust

2002 North Tampa Street

Suite 200

Tampa, FL 33602

Re:    DoubleLine ETF Trust

Ladies and Gentlemen:

We have acted as counsel to DoubleLine ETF Trust (the “Trust”), a Delaware statutory trust, in connection with Pre-Effective Amendment No. 3 to the Trust’s Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the “Commission”) on or about March 22, 2022 (the “Registration Statement”), with respect to the issuance of shares of beneficial interest, with no par value per share (collectively, the “Shares”), of the Trust’s DoubleLine Opportunistic Bond ETF and DoubleLine Shiller CAPE® U.S. Equities ETF (collectively, the “Funds”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)	A certificate of the State of Delaware dated as of a recent date, as to the existence of the Trust;

(b)	the Trust’s Amended and Restated Agreement and Declaration of Trust dated as of February 15, 2022 (the “Declaration”);

(c)

Copies of the Trust’s By-Laws, adopted October 29, 2021 (the “By-Laws”), and certain resolutions adopted by the Trustees of the Trust authorizing the issuance of the Shares of the Funds (the “Resolutions”), each certified by an authorized officer of the Trust; and

(d)	A printer’s proof of the Registration Statement.

Morgan, Lewis & Bockius LLP

1701 Market Street Philadelphia, PA 19103-2921 United States	+1.215.963.5000 +1.215.963.5001

DoubleLine ETF Trust

March 22, 2022

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Commission will be in substantially the form of the printer’s proof referred to in paragraph (d) above. We also have assumed for the purposes of this opinion that the Declaration, By-Laws and Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such other investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

As to any opinion below relating to the formation or existence of the Trust under the laws of the State of Delaware, our opinion relies entirely upon and is limited by the certificate of public officials referred to in (a) above.

This opinion is limited solely to the internal substantive laws of the State of Delaware, as applied by courts located in Delaware (other than Delaware securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law which any tribunal may apply to such transaction. In addition, to the extent that the Declaration or the By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended (the “1940 Act”), or any other law or regulation applicable to the Trust, except for the internal substantive laws of the State of Delaware, as aforesaid, we have assumed compliance by the Trust with the 1940 Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

1.	The Trust has been formed and is existing under the Trust’s Declaration and the laws of the State of Delaware as a statutory trust with transferable shares of beneficial interest.

2.

The Shares, when issued and sold in accordance with the Trust’s Declaration and By-Laws and for the consideration described in the Registration Statement, will be validly issued, fully paid, and nonassessable under the laws of the State of Delaware except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

DoubleLine ETF Trust

March 22, 2022

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP